Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement (Form N-1A, No. 333-03013) of The Universal Institutional Funds, Inc., and to the incorporation by reference of our reports, dated February 18, 2011, on Capital Growth Portfolio, Core Plus Fixed Income Portfolio, Emerging Markets Debt Portfolio, Emerging Markets Equity Portfolio, Global Franchise Portfolio, Global Real Estate Portfolio, Global Tactical Asset Allocation Portfolio, Mid Cap Growth Portfolio, Small Company Growth Portfolio, and U.S. Real Estate Portfolio (ten of the portfolios of The Universal Institutional Funds, Inc.) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 11, 2011